Exhibit 99.1

Press Release

February 22, 2013	Contact: Vikram U. Kini
VP, Investor Relations
Tel. (610) 249-2009

GARDNER DENVER REPORTS FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Fourth Quarter Diluted Earnings Per Share (“DEPS”) of $1.40 and Adjusted DEPS of $1.49 (1)

•	Full Year 2012 DEPS of $5.28 and Record Adjusted DEPS of $5.74 (1)

•	2013 Guidance Established

WAYNE, Pa., February 22, 2013 — Gardner Denver, Inc. (NYSE: GDI) today reported fourth quarter and full year 2012 results that included record Adjusted DEPS. (1)

Revenues for the fourth quarter ended December 31, 2012 were $589.7 million, down 4% compared with the prior year fourth quarter. Operating income for the fourth quarter of 2012 was $95.9 million, compared with $108.1 million in the fourth quarter of the prior year, resulting in an operating margin decline of 130 basis points to 16.3%. Net income attributable to Gardner Denver for the fourth quarter of 2012 was $69.1 million, or $1.40 DEPS, compared with $77.4 million, or $1.52 DEPS, in the same period of 2011. Results for the fourth quarter of 2012 included after-tax charges of $0.09 per diluted share primarily related to the Company’s ongoing restructuring activities, severance related costs and costs incurred in connection with the exploration of strategic alternatives. Excluding these charges, Adjusted DEPS for the fourth quarter of 2012 was $1.49, compared with $1.54 in the same period of 2011. (1)

For the full year ended December 31, 2012, revenues were $2.356 billion compared with $2.371 billion in the same period of 2011. Adjusted Operating Income declined slightly to $404.3 million, compared with $414.3 million earned in the same period of 2011. (1) DEPS was $5.28 for 2012 and Adjusted DEPS reached a record high of $5.74, up from $5.51 per diluted share in 2011. (1)

“During 2012, we successfully executed our strategy in the midst of a challenging economic environment and as a result we achieved record Adjusted DEPS for 2012 as well as strong cash flow from operations of $289 million,” said Michael M. Larsen, Gardner Denver’s President and Chief Executive Officer. “We took decisive actions to improve productivity and reduce structural costs and we were pleased with our strong finish for 2012 that positions us well for 2013 performance.”

Factors affecting fourth quarter results for the Company’s business segments included: (2)

Engineered Products Group (EPG)

In the fourth quarter of 2012, EPG revenues decreased 10% to $263.3 million compared with the same period of 2011. On a sequential basis, Gardner Denver grew revenues by 11% in the fourth quarter of 2012 compared with $236.7 million in the third quarter of 2012. Operating income in the fourth quarter of 2012 decreased 20% to $57.2 million and as a result operating margins decreased to 21.7%, down 280 basis points from last year’s fourth quarter.

For the full year 2012, EPG revenues decreased 5% to $1.062 billion from $1.115 billion in the same period of 2011. Adjusted Operating Income for the full year 2012 was $244.6 million, a decrease of 8% versus prior year, and Adjusted Operating Margins decreased 70 basis points to 23.0%. (1) As expected, EPG Adjusted Operating Income in the fourth quarter decreased and Adjusted Operating Margins fell due to lower revenues in our Petroleum and Industrial Pump business.

Industrial Products Group (IPG)

IPG revenues increased 1% to $326.4 million for the fourth quarter of 2012 compared to the same period of 2011. Operating income in the fourth quarter of 2012 increased 5% to $38.7 million and Adjusted Operating Margins increased to 12.9%, up 130 basis points from the same period of 2011. (1)

For the full year 2012, IPG revenues increased 3% to $1.294 billion from $1.256 billion for the full year of 2011, driven largely by the Robuschi acquisition. Adjusted Operating Income for the full year 2012 was $159.7 million, an increase of 7% versus prior year, and Adjusted Operating Margins increased to 12.3%, up 40 basis points from the same period of 2011. (1)

“Our IPG group executed well on our margin expansion initiatives supported by the principles of the Gardner Denver Way,” said Mr. Larsen. “We are implementing decisive cost control actions, such as our previously announced European restructuring plan, and will continue to opportunistically right-size and restructure our operations as needed. We will also continue to execute our strategy with a distinct focus on expanding our sales presence and capturing the aftermarket opportunity, which we believe will help us to mitigate the challenging environment for Petroleum and Industrial Pumps. We believe these actions position Gardner Denver to achieve continued margin expansion and long-term profitable growth,” said Mr. Larsen.

Outlook

“We remain focused on executing our proven strategy that has allowed Gardner Denver to achieve sustainable, profitable growth over the past 4 years,” said Mr. Larsen. “Our dynamic plan reflects the current macroeconomic challenges as well as our commitment to driving growth and value for our shareholders. We are confident that Gardner Denver is taking the steps necessary to position the Company to capitalize on favorable long-term industry trends, including recovery in the global markets, particularly energy. In the near-term, we are encouraged by recent improvements in economic indicators and order rates, and we believe the Company is poised to benefit from improving trends should they occur faster than expected. At the same time, we believe we are being appropriately cautious in our 2013 outlook.”

Earnings for the full year of 2013 are expected to be in the range of $4.25 to $4.50 per diluted share. First quarter 2013 DEPS are expected to range between $0.90 and $1.00. These projections include profit improvement costs and other items totaling $0.04 per diluted share for the first quarter and $0.75 per diluted share for the full year 2013. Based upon this, first quarter 2013 Adjusted DEPS are expected to range between $0.94 and $1.04 and full year 2013 Adjusted DEPS are expected to range between $5.00 and $5.25. (1)

Conference Call Today

As previously announced, Gardner Denver will host a conference call to discuss results for the fourth quarter of 2012 today, Friday, February 22, 2013 at 8:30 a.m. EDT through a live webcast. This webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investors section on the Gardner Denver website at www.GardnerDenver.com or through Thomson Reuters StreetEvents at www.earnings.com.

Corporate Profile

Gardner Denver, Inc., with 2012 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the exploration of strategic alternatives to enhance shareholder value, execution of restructuring plans, senior management turnover, changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and its subsequent quarterly reports on Form 10-Q for the 2012 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

(1)	Adjusted Operating Income and Adjusted Operating Margin, on a consolidated and segment basis, and Adjusted DEPS are financial measures that are not in accordance with GAAP. For reconciliation to the comparable GAAP number for reported historical periods please see “Reconciliation of Operating Income and DEPS to Adjusted Operating Income and Adjusted DEPS” at the end of this press release. Gardner Denver believes the non-GAAP financial measures of Adjusted Operating Income, Adjusted Operating Margin and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance.
(2)	Segment operating income (defined as income before interest expense, other income, net, and income taxes) and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results” at the end of this press release.

GARDNER DENVER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts and percentages)

(Unaudited)

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2012	2011		2012	2011

Revenues	$589,671	$613,675	(4)	$2,355,525	$2,370,903	(1)
Cost of sales	387,643	406,030	(5)	1,551,138	1,563,049	(1)

Gross profit	202,028	207,645	(3)	804,387	807,854	—
Selling and administrative expenses	98,424	99,560	(1)	402,745	394,769	2
Other operating expense (income), net	7,739	(51)	N/A	28,898	12,374	134

Operating income	95,865	108,136	(11)	372,744	400,711	(7)
Interest expense	3,166	3,218	(2)	14,706	15,397	(4)
Other income, net	(692)	(846)	(18)	(3,524)	(1,667)	111

Income before income taxes	93,391	105,764	(12)	361,562	386,981	(7)
Provision for income taxes	23,987	28,094	(15)	97,069	107,439	(10)

Net income	69,404	77,670	(11)	264,493	279,542	(5)
Less: Net income attributable to noncontrolling interests	340	289	18	1,227	1,979	(38)

Net income attributable to Gardner Denver	$69,064	$77,381	(11)	$263,266	$277,563	(5)

Earnings per share attributable to
Gardner Denver common stockholders:
Basic earnings per share	$1.41	$1.53	(8)	$5.31	$5.37	(1)

Diluted earnings per share	$1.40	$1.52	(8)	$5.28	$5.33	(1)

Cash dividends declared per common share	$0.05	$0.05	—	$0.20	$0.20	—

Basic weighted average number of shares outstanding	49,125	50,612		49,591	51,669

Diluted weighted average number of shares outstanding	49,316	50,953		49,816	52,054

Shares outstanding as of December 31	49,144	50,651

GARDNER DENVER, INC.

CONDENSED BALANCE SHEET ITEMS

(in thousands, except percentages)

(Unaudited)

	12/31/2012	9/30/2012	% Change	12/31/2011

Cash and cash equivalents	$254,000	$248,933	2	$155,259
Accounts receivable, net	444,815	451,132	(1)	477,505
Inventories, net	343,197	353,371	(3)	311,679
Total current assets	1,105,377	1,117,095	(1)	1,015,734

Total assets	2,490,192	2,457,229	1	2,365,568

Short-term borrowings and current maturities of long-term debt	359,433	108,255	232	77,692
Accounts payable and accrued liabilities	391,461	406,835	(4)	428,062
Total current liabilities	762,481	515,090	48	505,754
Long-term debt, less current maturities	9,727	331,764	(97)	326,133

Total liabilities	1,036,029	1,089,413	(5)	1,085,937

Total stockholders’ equity	$1,454,163	$1,367,816	6	$1,279,631

GARDNER DENVER, INC.

BUSINESS SEGMENT RESULTS

(in thousands, except percentages)

(Unaudited)

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2012	2011		2012	2011
Industrial Products Group
Revenues	$326,369	$321,783	1	$1,293,685	$1,256,010	3
Operating income	38,666	36,723	5	134,431	140,457	(4)
% of revenues	11.8%	11.4%		10.4%	11.2%
Orders	308,913	308,974	—	1,281,549	1,283,398	—
Backlog	246,466	254,406	(3)	246,466	254,406	(3)

Engineered Products Group
Revenues	263,302	291,892	(10)	1,061,840	1,114,893	(5)
Operating income	57,199	71,413	(20)	238,313	260,254	(8)
% of revenues	21.7%	24.5%		22.4%	23.3%
Orders	206,503	288,666	(28)	922,964	1,190,894	(22)
Backlog	279,274	415,623	(33)	279,274	415,623	(33)

Reconciliation of Segment Results to Consolidated Results
Industrial Products Group operating income	$38,666	$36,723		$134,431	$140,457
Engineered Products Group operating income	57,199	71,413		238,313	260,254

Consolidated operating income	95,865	108,136		372,744	400,711
% of revenues	16.3%	17.6%		15.8%	16.9%
Interest expense	3,166	3,218		14,706	15,397
Other income, net	(692)	(846)		(3,524)	(1,667)

Income before income taxes	$93,391	$105,764		$361,562	$386,981

% of revenues	15.8%	17.2%		15.3%	16.3%

The Company evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.

SELECTED FINANCIAL DATA SCHEDULE

(in millions, except percentages)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	$ Millions	% Change	$ Millions	% Change
Industrial Products Group
2011 Revenues	321.8		1,256.0
Incremental effect of acquisitions	19.8	6	89.2	7
Effect of currency exchange rates	(2.4)	(1)	(40.9)	(3)
Organic growth	(12.8)	(4)	(10.6)	(1)

2012 Revenues	326.4	1	1,293.7	3

2011 Orders	309.0		1,283.4
Incremental effect of acquisitions	17.0	6	88.0	7
Effect of currency exchange rates	(2.9)	(1)	(40.4)	(3)
Organic growth	(14.2)	(5)	(49.5)	(4)

2012 Orders	308.9	—	1,281.5	—

Backlog as of 12/31/11	254.4
Effect of currency exchange rates	4.0	2
Organic growth	(11.9)	(5)

Backlog as of 12/31/12	246.5	(3)

Engineered Products Group
2011 Revenues	291.9		1,114.9
Effect of currency exchange rates	(1.9)	(1)	(18.3)	(2)
Organic growth	(26.7)	(9)	(34.8)	(3)

2012 Revenues	263.3	(10)	1,061.8	(5)

2011 Orders	288.7		1,190.9
Effect of currency exchange rates	(1.1)	—	(16.8)	(1)
Organic growth	(81.1)	(28)	(251.1)	(21)

2012 Orders	206.5	(28)	923.0	(22)

Backlog as of 12/31/11	415.6
Effect of currency exchange rates	2.9	1
Organic growth	(139.2)	(34)

Backlog as of 12/31/12	279.3	(33)

Consolidated
2011 Revenues	613.7		2,370.9
Incremental effect of acquisitions	19.8	3	89.2	4
Effect of currency exchange rates	(4.3)	(1)	(59.2)	(2)
Organic growth	(39.5)	(6)	(45.4)	(3)

2012 Revenues	589.7	(4)	2,355.5	(1)

2011 Orders	597.7		2,474.3
Incremental effect of acquisitions	17.0	3	88.0	4
Effect of currency exchange rates	(4.0)	(1)	(57.2)	(2)
Organic growth	(95.3)	(16)	(300.6)	(13)

2012 Orders	515.4	(14)	2,204.5	(11)

Backlog as of 12/31/11	670.0
Effect of currency exchange rates	6.9	1
Organic growth	(151.1)	(23)

Backlog as of 12/31/12	525.8	(22)

GARDNER DENVER, INC.

RECONCILIATION OF OPERATING INCOME AND DEPS TO

ADJUSTED OPERATING INCOME AND ADJUSTED DEPS

(in thousands, except per share amounts and percentages)

(Unaudited)

While Gardner Denver, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Gardner Denver, Inc. believes the non-GAAP financial measures of Adjusted Operating Income and Adjusted DEPS provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. Gardner Denver believes excluding the specified items from operating income and DEPS provides management a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, assists investors in performing analysis that is consistent with financial models developed by investors and research analysts, provides management with a more relevant measurement of operating performance, and is more useful in assessing management performance.

	Three Months Ended December 31, 2012			Twelve Months Ended December 31, 2012
	Industrial Products Group	Engineered Products Group	Consolidated	Industrial Products Group	Engineered Products Group	Consolidated
Operating income	$38,666	$57,199	$95,865	$134,431	$238,313	$372,744
% of revenues	11.8%	21.7%	16.3%	10.4%	22.4%	15.8%
Adjustments to operating income:
Profit improvement initiatives (3)	2,168	696	2,864	14,659	3,815	18,474
Robuschi backlog and inventory amortization (5)	—	—	—	7,391	—	7,391
Other, net (6)	1,145	1,709	2,854	3,245	2,439	5,684

Total adjustments to operating income	3,313	2,405	5,718	25,295	6,254	31,549
Adjusted operating income	$41,979	$59,604	$101,583	$159,726	$244,567	$404,293
% of revenues, as adjusted	12.9%	22.6%	17.2%	12.3%	23.0%	17.2%

	Three Months Ended December 31, 2011			Twelve Months Ended December 31, 2011
	Industrial Products Group	Engineered Products Group	Consolidated	Industrial Products Group	Engineered Products Group	Consolidated
Operating income	$36,723	$71,413	$108,136	$140,457	$260,254	$400,711
% of revenues	11.4%	24.5%	17.6%	11.2%	23.3%	16.9%
Adjustments to operating income:
Profit improvement initiatives (3)	1,360	637	1,997	6,621	1,963	8,584
Mark to market currency adjustments (4)	(3,439)	—	(3,439)	(3,439)	—	(3,439)
Robuschi backlog and inventory amortization (5)	1,651	—	1,651	1,651	—	1,651
Other, net (6)	925	678	1,603	4,440	2,335	6,775

Total adjustments to operating income	497	1,315	1,812	9,273	4,298	13,571
Adjusted operating income	$37,220	$72,728	$109,948	$149,730	$264,552	$414,282
% of revenues, as adjusted	11.6%	24.9%	17.9%	11.9%	23.7%	17.5%

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Diluted earnings per share	$1.40	$1.52	(8)	$5.28	$5.33	(1)
Adjustments to diluted earnings per share:
Profit improvement initiatives (3)	0.05	0.03		0.27	0.12
Mark to market currency adjustments (4)	—	(0.07)		—	(0.07)
Robuschi backlog and inventory amortization (5)	—	0.02		0.11	0.02
Other, net (6)	0.04	0.03		0.08	0.10

Total adjustments to diluted earnings per share	0.09	0.02		0.46	0.18
Adjusted diluted earnings per share	$1.49	$1.54	(3)	$5.74	$5.51	4

(3)	Charges in both years reflect costs, including employee termination benefits, to streamline operations and reduce overhead costs.
(4)	Benefit in 2011 reflects a net foreign currency gain associated with the financing of the acquisition of Robuschi SpA.
(5)	Relates to amortization of the fair market value adjustments to backlog and inventory acquired as part of the acquisition of Robuschi SpA.
(6)

Net charges in 2012 consist primarily of fair value adjustments related to the exit of a business, costs associated with the closure of certain manufacturing facilities, certain severance payments, acquisition due diligence and other costs incurred in conjunction with the exploration of strategic alternatives to enhance shareholder value, and the reversal of liabilities under long-term incentive plans and share-based awards which will not eventually vest due to the resignation of the Company’s former President and Chief Executive Officer, Barry L. Pennypacker. Charges in 2011 include costs associated with certain severance payments, the closure of a manufacturing facility, acquisition due diligence, and corporate relocation.